EXHIBIT 99.1
RBC Life Sciences, Inc.
2301 Crown Court — Irving, Texas 75038

For Immediate Release	For Further Information:
Steve Brown, CFO
Tel: 972-893-4000
steveb@rbcls.com
www.rbclifesciences.com
RBC Life Sciences Reports Second Quarter Earnings 74 Percent Higher
     Irving, Texas (July 31, 2007) — RBC Life Sciences, Inc. (OTC BB: RBCL) today reported a 15 percent increase in net sales to $7,148,000 in the second quarter of 2007 compared to net sales of $6,203,000 in the same period last year. The Company’s net earnings in the second quarter of 2007 increased 74 percent to $510,000, or $0.02 per share, compared to net earnings of $293,000, or $0.01 per share, in the second quarter of 2006.
     The Company also reported a 14 percent increase in net sales to $12,540,000 in the first six months of 2007 compared to net sales of $11,011,000 in the same period last year. The Company’s net earnings increased 229 percent to $835,000, or $0.04 per share, in the first six months of this year compared to net earnings of $254,000, or $0.01 per share, in the same period last year.
     Clinton Howard, Chairman and CEO of RBC Life Sciences, said, “The significant increase in earnings in the first half of this year was driven by improved operating profits and strong sales in both of our operating segments: nutritional supplements sold under the RBC Life Sciences brand and professional wound care products sold under the MPM Medical brand. Also, comparative earnings for the first six months of last year were lower due to expenses associated with opening an office in Asia in 2006.”
     RBC Life Sciences develops, manufactures and markets skin care products and food supplements often found to be low or missing in modern diets. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than twenty five countries to which the products are shipped.
     MPM Medical, a wholly owned subsidiary of RBC, develops and markets proprietary prescription and nonprescription products for wound and pain management, sold through medical-surgical dealers, to nursing homes, hospitals and cancer clinics.
     The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.
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RBC Life Sciences Second Quarter Earnings
July 31, 2007

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended June 30,
	2007	2006
Net sales	$7,148	$6,203
Gross profit	3,793	3,574
Operating profit	866	517
Earnings before income taxes	812	453
Provision for income taxes	302	160
Net earnings	510	293

Earnings per share — basic	$0.03	$0.01
Earnings per share — diluted	0.02	0.01

Weighted average shares outstanding — basic	20,266	20,155
Weighted average shares outstanding — diluted	22,949	22,404

	Six Months Ended June 30,
	2007	2006
Net sales	$12,540	$11,011
Gross profit	7,098	6,830
Operating profit	1,458	543
Earnings before income taxes	1,345	414
Provision for income taxes	510	160
Net earnings	835	254

Earnings per share — basic	$0.04	$0.01
Earnings per share — diluted	0.04	0.01

Weighted average shares outstanding — basic	20,227	20,150
Weighted average shares outstanding — diluted	22,109	22,492

RBC Life Sciences Second Quarter Earnings
July 31, 2007

RBC Life Sciences, Inc. Condensed Balance Sheets (in thousands) (unaudited)

	June 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$3,883	$3,220
Inventories	3,743	2,651
Other current assets	1,703	1,062

Total current assets	9,329	6,933
Other assets	6,497	6,582

Total assets	$15,826	$13,515

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$3,843	$2,015
Deferred revenue	2,385	2,504
Other current liabilities	291	480

Total current liabilities	6,519	4,999
Other liabilities	2,901	3,033
Shareholders’ equity	6,406	5,483

Total liabilities and shareholders’ equity	$15,826	$13,515

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